Schedule A

January 1, 2004 through March 31, 2004
Affiliated Underwriter: Banc of America Securities, LLC
RULE 10F-3 TRANSACTIONS REPORT

	Type of
	Security*	Date			Principal/				% of
	(1), (2),	Offering	Purchase		Shares		Price Paid	% of	Fund
Issuer	(3),(4)	Commenced	Date	Selling Broker**	Purchased	Price/Par	By Fund	Issue	Assets

Nations Master Investment Trust
Nations High Yield Bond Master Portfolio
AES Corporation 7.75% 03/01/14	1	02/10/04	02/10/04	CitiGroup Financial	5,215,000	$98.288	$5,125,719	1.04%	0.40%
Omega Healthcare Investors, Inc. 7.00% 04/01/14	3	03/15/04	03/15/04	Deutsche Bank	2,565,000	$100.000	$2,565,000	1.28%	0.20%

Nations Intermediate Bond Master Portfolio
Sungard Data Systems 3.75% 01/15/09	3	01/12/04	01/12/04	CitiGroup Financial	1,506,000	$99.941	$1,505,111	0.60%	0.20%
FHLMC 2.375% 02/15/07	1	01/14/04	01/14/04	J.P. Morgan Chase	3,650,000	$99.707	$3,639,296	0.07%	0.48%
Federal Farm Credit Bank 2.625% 09/17/07	1	03/04/04	03/04/04	Wachovia	3,700,000	$99.756	$3,690,972	0.25%	0.50%
Toll Brothers, Inc. 4.95% 03/15/14	3	03/09/04	03/09/04	CitiGroup Financial	1,031,000	$99.517	$1,026,020	0.34%	0.14%
EOP Operating LLP 4.75% 03/15/14	1	03/23/04	03/23/04	CitiGroup Financial	978,000	$99.774	$975,790	0.10%	0.13%

Nations SmallCap Value Fund
Symbion, Inc.	1	02/05/04	02/05/04	Credit Suisse First Boston	28,900	$15.000	$433,500	0.40%	0.28%

Nations Small Company Master Portfolio
Atheros Communications	1	02/11/04	02/11/04	Morgan Stanley	28,074	$14.000	$393,036	0.31%	0.05%

High Yield Bond Portfolio — Core Fund
Exco Resources, Inc. 7.25% 01/15/11	3	01/14/04	01/14/04	Credit Suisse First Boston	415,000	$100.000	$415,000	0.12%	0.22%
Premier Entertainment Biloxi 10.75% 02/01/12	3	01/15/04	01/15/04	CitiGroup Financial	250,000	$98.684	$246,710	0.16%	0.13%
Argosy Gaming Corporation 7% 01/15/14	3	02/05/04	02/05/04	Morgan Stanley	822,000	$100.000	$822,000	0.23%	0.50%
Trinity Industries 6.5% 03/15/14	3	03/05/04	03/05/04	J.P. Morgan Chase	413,000	$101.125	$417,646	0.14%	0.25%
California Steel 6.125% 03/15/14	3	03/09/04	03/09/04	Goldman Sachs	100,000	$100.000	$100,000	0.07%	0.06%
Norske Skog, Inc. 7.375% 03/01/14	3	03/10/04	03/10/04	Merrill Lynch	1,239,000	$100.000	$1,239,000	0.41%	0.75%
Standard Pacific Corporation 6.25% 04/01/14	1	03/11/04	03/11/04	Credit Suisse First Boston	891,000	$100.000	$891,000	0.59%	0.54%
Rural Cellular Corporation 8.25% 03/15/12	3	03/15/04	03/15/04	Lehman Brothers	620,000	$100.000	$620,000	0.18%	0.37%
Nextell Communication Corporation 5.95% 03/15/14	3	03/15/04	03/15/04	J.P. Morgan Chase	1,654,000	$97.795	$1,617,529	0.33%	0.98%
Services Corporation International 6.75% 04/01/16	3	03/30/04	03/30/04	Merrill Lynch	818,000	$99.500	$813,910	0.33%	0.49%

*     The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

**     The Selling Broker is not affiliated with the Affiliated Underwriter.

The amount of securities of any class purchased by a Fund aggregated with purchases by any other investment company advised by the Adviser, and any purchases by another account with respect to which the Adviser has investment discretion if the Adviser exercised such investment discretion with respect to the purchase, shall not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).